Exhibit 99.1

Investor Relations Contacts:

Jeffrey Goldberger / Rob Fink

KCSA Strategic Communications

P: 212-896-1249 / 212-896-1206

Email: jgoldberger@kcsa.com / rfink@kcsa.com

NTELOS Holdings Corp. Reports Fourth Quarter

and Year-End 2011 Operating Results

–Adjusted EBITDA of $34.0 Million in Q4

–Completes Spin-Off of Wireline Business

–Declares Quarterly Dividend of $0.42 Per Share

WAYNESBORO, VA – February 29, 2012 – NTELOS Holdings Corp. (“the Company,” NASDAQ: NTLS), a leading regional provider of nationwide wireless voice and data communications services with operations in Virginia, West Virginia, and portions of Pennsylvania, Kentucky, Ohio, Maryland and North Carolina, today announced operating results for its fourth quarter and year ended December 31, 2011.

Fourth Quarter Highlights

•	Sprint wholesale revenues for the fourth quarter 2011 increased almost 30% to $37.9 million compared to $29.2 million for the same period in 2010;

•	Subscriber churn for the fourth quarter 2011 improved to 3.4% compared to 3.5% for the same period in 2010;

•	Net subscriber losses for the fourth quarter 2011 were (500) compared to (1,300) for the same period in 2010; and

•	Data ARPU for the fourth quarter 2011 increased 28% to $17.36 from $13.56 for the same period of 2010.

“Fourth quarter results reflect positively on the continued strength of our Sprint wholesale business, combined with quantifiable improvements in our retail operations. I am extremely encouraged by the increased competitiveness of our retail distribution model, which experienced favorable growth of prepay subscribers and a significant reduction in postpaid subscriber net losses during the quarter, especially when compared to the past few quarters,” noted James A. Hyde, CEO of NTELOS Holdings Corp.

Highlights from Continued Operations

•

Operating revenues for the fourth quarter 2011 were $106.0 million, up 3% from the fourth quarter 2010. Operating revenues for the year 2011 were $422.6 million, up 4% compared to the year 2010. The increase in operating revenues in both periods was primarily due to an increase in Sprint wholesale revenues offsetting a decline in retail revenues.

•

Retail revenues, which includes subscriber and equipment revenues, were $66.3 million for the fourth quarter 2011 compared to $71.5 million for fourth quarter 2010. Retail revenues for the year 2011 were $278.1 million compared to $289.3 million for the year 2010.

•

Wholesale and Other revenues, primarily driven by the Company’s Strategic Network Alliance with Sprint, increased 28% to $39.6 million for the fourth quarter 2011 compared to $31.0 million for the fourth quarter 2010. Wholesale and Other revenues for the year 2011 were $144.5 million, a 23% increase over $117.5 million for the year 2010.

•

Adjusted EBITDA was $34.0 million for the fourth quarter 2011 compared to $34.0 million for the fourth quarter 2010. Adjusted EBITDA was $143.1 million for the year 2011 compared to $142.1 million for the year 2010.

•

Income from Continuing Operations, less Net Income Attributable to Noncontrolling Interests, was $4.3 million, or $0.21 per basic share, for fourth quarter of 2011 compared to $4.9 million, or $0.23 per basic share, in the same period in 2010. Net Income from Continuing Operations, less Net Income Attributable to Noncontrolling Interests, was $21.7 million, or $1.04 per basic share, for the year 2011 compared to $27.9 million, or $1.35 per basic share, for the year 2010.

Total Subscribers

•	Total subscribers were 414,500 as of December 31, 2011, essentially flat with 415,000 at the end of Q3 2011.

•

Total gross additions for the fourth quarter were 41,600 compared to 44,200 in the same period of 2010. Total net subscriber losses for the fourth quarter were (500) compared to (1,300) for the same period in 2010.

•	Total gross additions for 2011 were 158,100 compared to 164,600 in 2010. Total net subscriber losses for the year 2011 were (17,900) compared to (6,100) for 2010.

Postpay Subscribers

•

Postpay subscriber gross additions for fourth quarter were 20,700, a 3% decrease from the fourth quarter 2010 and a 25% increase from third quarter 2011. The improvement in the fourth quarter 2011 compared to the third quarter 2011 was the combination of the Company’s improved retail store experience, increased focus on indirect points of distribution and consistent and improved messaging around the competitiveness of the Company’s offerings.

•	Net postpay subscriber losses were (1,900) for the fourth quarter 2011, compared to an increase of 1,000 for the fourth quarter 2010 and a decrease of (6,400) for the third quarter 2011.

•	At year end, total postpay subscribers were 292,400.

Prepay Subscribers

•

Prepay subscriber gross additions for fourth quarter were 20,900, compared to 22,900 for the fourth quarter 2010 and 20,000 for third quarter 2011. The improved quarter-over-quarter results for the fourth quarter 2011 were primarily due to the continued success of the Company’s $45 per month, all-inclusive rate plan introduced in June 2011, which eliminated a competitive pricing disadvantage and, through anticipated churn reductions, potentially enhances lifetime revenues.

•	Net prepay subscriber additions were 1,400 for the fourth quarter 2011, compared to a decrease of (2,300) in the fourth quarter 2010 and a decrease of (3,400) for the third quarter 2011.

•	At year end, total prepay subscribers were 122,100.

Mr. Hyde continued, “The strength of our combined wholesale and retail models continues to gain momentum. Our relationship with Sprint has never been stronger, driven in part by Sprint’s own subscriber growth, improved smartphone penetration and commensurate data ARPU increases. Similarly, the improved subscriber experience at our upgraded retail locations, combined with simple and competitively priced voice and data plans and a commitment to superior customer service, bodes well for the continued success of NTELOS within our operational footprint.”

Discontinued Operations

The Company completed the separation of its wireless and wireline operations with the spin-off of Lumos Networks Corp. (Nasdaq: LMOS) on October 31, 2011. The wireline results are reflected as Discontinued Operations for all periods presented. As such, the reported operating results are reflective of the wireless operations of NTELOS, including certain expenses related to the business separation. In addition, the Company recorded an after tax charge of $65.7 million, recorded in Discontinued Operations, related to an October 31, 2011 impairment of goodwill, property, plant and equipment and other intangible assets of the Rural Local Exchange Carrier (“RLEC”) portion of the spun-off wireline business.

Net Income (Loss)

Net Loss, after Net Income Attributable to Noncontrolling Interests, was ($60.5) million, or ($2.91) per basic share, for the fourth quarter 2011 compared to Net Income, after Net Income Attributable to Noncontrolling Interests, of $8.7 million, or $0.41 per basic share, in the fourth quarter 2010. Net Loss, after Net Income Attributable to Noncontrolling Interests, was ($23.7) million, or ($1.14) per basic share, for the year 2011 compared to Net Income, after Net Income Attributable to Noncontrolling Interests, of $44.8 million, or $2.17 per basic share, for the year 2010. The Net Loss, after Net Income Attributable to Noncontrolling Interests, for the fourth quarter 2011 and the full year 2011 reflects the impairment charge recorded in Discontinued Operations as described above.

Declaration of Dividend

On February 24, 2012, the Company’s Board of Directors declared a quarterly cash dividend on its common stock in the amount of $0.42 per share to be paid on April 12, 2012 to stockholders of record on March 14, 2012.

Business Outlook

The Company will provide financial guidance updates during the Fourth Quarter 2011 Earnings Conference Call scheduled for today, February 29, 2012, at 10:00 A.M. ET.

Conference Call

The Company will host a conference call with investors and analysts to discuss its fourth quarter and year 2011 results this morning, February 29, 2012, at 10:00 a.m. ET. To participate, please dial 1-877-317-6789, 1-866-605-3852 in Canada and +1 412-317-6789 for international approximately 10 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the nTelos website at http://ir.ntelos.com.

An archive of the conference call will be available online at http://ir.ntelos.com beginning approximately two hours after the call and continuing until March 8, 2012. A replay will also be available via telephone by dialing 1-877-344-7529, 1-412-317-0088 internationally and entering access code 10010813 beginning approximately two hours after the call and continuing until March 8, 2012.

Non-GAAP Measures

Adjusted EBITDA is defined as net income attributable to NTELOS Holdings Corp. before interest, income taxes, depreciation and amortization, accretion of asset retirement obligations, gain/loss on derivatives, net income attributable to noncontrolling interests, other expenses/income, equity based compensation charges, acquisition related charges, net loss from discontinued operations and costs related to the separation of the wireless and wireline companies.

ARPU, or average monthly revenues per subscriber/unit with service, is computed by dividing service revenues per period by the weighted average number of subscribers with service during that period. Please see the footnotes in the exhibits for a complete definition of this measure.

Adjusted EBITDA is a key metric used by investors to determine if the Company is generating sufficient cash flows to continue to generate shareholder value, provide liquidity for future growth and continue to fund dividends and dividend increases, and the increased weight of this metric reflects the Company’s increased focus on improving this key metric. ARPU provides management useful information concerning the appeal of NTELOS rate plans and service offerings and the Company’s performance in attracting and retaining high value customers.

Adjusted EBITDA and ARPU are non-GAAP financial performance measures. They should not be considered in isolation or as an alternative to measures determined in accordance with GAAP. Please refer to the exhibits and materials posted on the Company’s website for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with GAAP and for a discussion of the presentation, comparability and use of such financial performance measures.

About NTELOS

NTELOS Holdings Corp. (NASDAQ: NTLS), operating through its subsidiaries as “nTelos Wireless,” is headquartered in Waynesboro, VA, and provides high-speed, dependable nationwide voice and data coverage for over 400,000 retail subscribers based in Virginia, West Virginia and portions of Maryland, North Carolina, Pennsylvania, Ohio and Kentucky. nTelos’s licensed territories have a total population of approximately 8 million residents, of which its wireless network covers approximately 5.9 million residents. nTelos is also the exclusive wholesale provider of network services to Sprint Nextel in the western Virginia and West Virginia portions of its territories for all Sprint CDMA wireless customers. Additional information about NTELOS is available at www.ntelos.com or www.facebook.com/nteloswireless and www.twitter.com/ntelos_wireless.

SPECIAL NOTE FROM THE COMPANY REGARDING FORWARD-LOOKING STATEMENTS

Any statements contained in this press release or made on the above-referenced conference call that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. The words “anticipates,” “believes,” “expects,” “intends,” “plans,” “estimates,” “targets,” “projects,” “should,” “may,” “will” and similar words and expressions are intended to identify forward-looking statements. Such forward-looking statements reflect, among other things, our current expectations, plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise. Important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, include, but are not limited to: our ability to attract and retain retail subscribers to our services; the dependence on our affiliation with Sprint Nextel (“Sprint”); a potential increase in roaming rates and wireless handset subsidy costs; rapid development and intense competition in the telecommunications industry; the potential to experience a high rate of customer turnover; the potential for Sprint and others to build networks in our markets; cash and capital requirements; operating and financial restrictions imposed by our senior credit facility; adverse economic conditions; federal and state regulatory fees, requirements and developments; loss of ability to use our current cell sites; our ability to realize the benefits anticipated following the spinoff of our wireline business; our continued reliance on indirect channels of retail distribution; our reliance on certain suppliers and vendors; and other unforeseen difficulties that may occur. These risks and uncertainties are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our SEC filings, including our Annual Reports filed on Form 10-K.

Exhibits:

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Operations

•	Reconciliation of Net Income Attributable to Adjusted EBITDA

•	Key Metrics

•	ARPU Reconciliation

NTELOS Holdings Corp.

Condensed Consolidated Balance Sheets (audited)

	December 31, 2011	December 31, 2010
(in thousands)

ASSETS
Current Assets
Cash	$59,950	$15,187
Restricted cash	199	1,148
Accounts receivable, net	36,292	35,523
Inventories and supplies	7,570	7,058
Other receivables	2,587	1,160
Income tax receivable	—	11,008
Prepaid expenses and other	11,858	10,258
Current assets of discontinued operations [1]	—	32,595

	118,456	113,937

Securities and investments	1,403	1,165

Property, plant and equipment, net	288,368	293,092

Other Assets
Goodwill	63,700	63,700
Customer relationship intangibles, net	9,447	12,978
Trademarks and other intangibles, net	3,889	4,355
Radio spectrum licenses in service	115,866	115,449
Radio spectrum licenses not in service	16,452	16,859
Deferred income taxes	—	5,888
Deferred charges and other assets	10,409	13,416
Non-current assets of discontinued operations [1]	—	508,606

	219,763	741,251

Total Assets	$627,990	$1,149,445

LIABILITIES AND EQUITY
Current Liabilities
Current portion of long-term debt	$4,412	$8,017
Accounts payable	18,118	18,994
Dividends payable	8,902	11,749
Advance billings and customer deposits	10,003	11,673
Accrued compensation	5,326	6,518
Accrued interest	137	3,727
Deferred revenue	720	—
Accrued operating taxes	4,528	2,324
Other accrued liabilities	3,605	4,633
Current liabilities of discontinued operations [1]	—	30,251

	55,751	97,886

Long-Term Liabilities
Long-term debt	453,997	739,109
Other long-term liabilities	67,108	47,314
Long-term liabilities of discontinued operations [1]	—	86,277

	521,105	872,700

Equity	51,134	178,859

Total Liabilities and Equity	$627,990	$1,149,445

[1]

On October 31, 2011, the wireline operations of NTELOS were separated through a spin-off of Lumos Networks Corp. The results of these wireline operations are reflected as discontinued operations for all periods presented.

NTELOS Holdings Corp.

Condensed Consolidated Statements of Operations (audited)

	Three months ended:		Year ended:
(in thousands, except per share amounts)	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010

Operating Revenues	$105,996	$102,483	$422,629	$406,793

Operating Expenses

Cost of sales and services (exclusive of items shown separately below)	36,219	34,919	143,323	135,803

Customer operations	29,106	29,275	117,105	108,664

Corporate operations	9,496	8,017	32,206	28,658

Depreciation and amortization	17,589	15,015	63,083	58,016

Accretion of asset retirement obligations	156	188	658	770

	92,566	87,414	356,375	331,911

Operating Income	13,430	15,069	66,254	74,882

Other Income (Expenses)
Interest expense	(5,463)	(6,766)	(23,380)	(24,728)
(Loss) gain on derivatives	(31)	(147)	(264)	(147)
Corporate financing fees	(1,366)	—	(1,567)	—
Other (expense) income, net	223	208	(1,240)	(413)

Income from Continuing Operations Before Income Taxes	6,793	8,364	39,803	49,594

Income Tax Expense	2,072	3,065	16,363	20,251

Income from Continuing Operations	4,721	5,299	23,440	29,343

Discontinued Operations, net	(64,812)	3,717	(45,386)	16,882

Net Income	(60,091)	9,016	(21,946)	46,225

Net Income from Continuing Operations Attributable to Noncontrolling Interests	(447)	(363)	(1,769)	(1,417)

Net Income Attributable to NTELOS Holdings Corp.	$(60,538)	$8,653	$(23,715)	$44,808

Basic and Diluted Earnings per Common Share Attributable to NTELOS Holdings Corp. Stockholders: [1]

Income per share - basic
Continuing operations	$0.21	$0.23	$1.04	$1.35
Discontinued operations	$(3.12)	$0.18	$(2.18)	$0.82

Total	$(2.91)	$0.41	$(1.14)	$2.17

Income per share - diluted
Continuing operations	$0.20	$0.23	$1.02	$1.34
Discontinued operations	$(3.06)	$0.18	$(2.13)	$0.81

Total	$(2.86)	$0.41	$(1.11)	$2.15

Weighted average shares outstanding - basic	20,817	20,878	20,779	20,661
Weighted average shares outstanding - diluted	21,187	21,004	21,276	20,847

Cash Dividends Declared per Share - Common Stock	$0.42	$0.56	$2.10	$2.24

[1]

All share and per-share amounts presented in this quarterly report and on Form 10-K have been adjusted for the impact of the reverse stock split which occurred after market close on October 31, 2011 in connection with the Business Separation.

NTELOS Holdings Corp.

Reconciliation of Net Income Attributable to NTELOS Holdings Corp. to Adjusted EBITDA

(in thousands)

	Three months ended:		Year ended:
	December 31, 2010	December 31, 2011	December 31, 2010	December 31, 2011

Net income attributable to NTELOS Holdings Corp.	$8,653	$(60,538)	$44,808	$(23,715)
Net income attributable to noncontrolling interests	(363)	(447)	(1,417)	(1,769)

Net Income	$9,016	$(60,091)	$46,225	$(21,946)

Discontinued operations	3,717	(64,812)	16,882	(45,386)

Income from continuing operations	$5,299	$4,721	$29,343	$23,440

Interest expense	6,766	5,463	24,728	23,380
Loss (gain) on derivatives	147	31	147	264
Income taxes	3,065	2,072	20,251	16,363
Corporate financing fees	—	1,366	—	1,567
Other expense (income)	(208)	(223)	413	1,240

Operating income	$15,069	$13,430	$74,882	$66,254

Depreciation and amortization	15,015	17,589	58,016	63,083
Accretion of asset retirement obligations	188	156	770	658
Equity based compensation	1,426	1,225	5,270	6,072
Acquisition related charges	1,987	(41)	2,815	—
Business separation charges [1]	352	1,640	352	6,988

Adjusted EBITDA	$34,037	$33,999	$142,105	$143,055

[1]	Charges for legal and consulting services in connection with the separation of the wireless and wireline operations.

NTELOS Holdings Corp.

Key Metrics						Year ended:
Quarter Ended:	12/31/2010	3/31/2011	6/30/2011	9/30/2011	12/31/2011	12/31/2010	12/31/2011
Subscribers
Beginning Subscribers	433,700	432,400	429,500	424,800	415,000	438,500	432,400
Prepay	128,000	125,600	127,900	122,800	120,000	131,800	125,600
Postpay	305,700	306,800	301,600	302,000	295,000	306,700	306,800

Gross Additions	44,200	42,900	37,100	36,500	41,600	164,600	158,100
Prepay	22,900	25,000	19,200	20,000	20,900	88,200	85,100
Postpay	21,300	17,900	17,900	16,500	20,700	76,400	73,000

Disconnections	45,500	45,800	41,800	46,300	42,100	170,700	176,000
Prepay	25,200	23,100	24,500	23,400	19,500	93,700	90,500
Postpay	20,300	22,700	17,300	22,900	22,600	77,000	85,500

Net Additions (Losses)	(1,300)	(2,900)	(4,700)	(9,800)	(500)	(6,100)	(17,900)
Prepay	(2,300)	1,900	(5,300)	(3,400)	1,400	(5,400)	(5,400)
Postpay	1,000	(4,800)	600	(6,400)	(1,900)	(700)	(12,500)

Ending Subscribers	432,400	429,500	424,800	415,000	414,500	432,400	414,500
Prepay	125,600	127,900	122,800	120,000	122,100	125,600	122,100
Postpay	306,800	301,600	302,000	295,000	292,400	306,800	292,400

Churn, net	3.5%	3.5%	3.3%	3.7%	3.4%	3.3%	3.5%
Prepay	6.7%	6.0%	6.5%	6.5%	5.4%	5.9%	6.1%
Postpay	2.2%	2.5%	1.9%	2.6%	2.6%	2.1%	2.4%

Other Items

ARPU	$51.60	$50.80	$49.96	$49.77	$48.57	$50.85	$49.79
Prepay	$36.53	$34.98	$33.30	$33.68	$33.01	$36.88	$33.76
Postpay	$57.79	$57.41	$56.90	$56.26	$54.94	$56.99	$56.39

Data ARPU	$13.56	$14.54	$15.46	$16.17	$17.36	$12.08	$15.86

Licensed Population (millions)	8.0	8.0	8.0	8.1	8.1	8.0	8.1

Covered Population (millions)	5.8	5.8	5.9	5.9	5.9	5.8	5.9

Total Cell Sites	1,313	1,315	1,326	1,337	1,353	1,313	1,353

Strategic Network Alliance Revenues (000’s)
Total Voice	$20,642	$21,054	$21,678	$22,825	$23,122	$77,634	$88,679
Total Data	8,518	9,989	10,983	12,579	14,780	26,057	48,330
Revenue Minimum Adjustment	—	—	—	—	—	6,657	—

Total	$29,160	$31,044	$32,661	$35,403	$37,901	$110,348	$137,010

NTELOS Holdings Corp.

ARPU Reconciliation	Three months ended:		Year ended:
Average Revenue per Handset/Unit (ARPU) [1]	December 31, 2010	December 31, 2011	December 31, 2010	December 31, 2011
(amounts in thousands except for subscribers and ARPU)

Operating Revenues	102,482	105,996	406,793	422,629
Less: Equipment revenue from sales to new customers	(1,936)	(2,877)	(8,233)	(9,091)
Less: Equipment revenue from sales to existing customers	(3,240)	(3,642)	(14,893)	(17,793)
Less: Wholesale & Other revenue	(30,566)	(39,326)	(116,575)	(143,477)

PCS gross subscriber revenue	$66,740	$60,151	$267,092	$252,268

Less: prepay subscriber revenue	(13,335)	(11,588)	(58,918)	(48,758)
(Less) Plus: adjustments to prepay subscriber revenue	(427)	(304)	(276)	(1,175)

PCS gross postpay subscriber revenue	$52,978	$48,259	$207,898	$202,335

Prepay subscriber revenue	13,335	11,588	58,918	48,758
Plus (Less): adjustments to prepay subscriber revenue	427	304	276	1,175

Wireless gross prepay subscriber revenue	$13,762	$11,892	$59,194	$49,933

Average subscribers	431,151	412,851	437,735	422,256

Total ARPU	$51.60	$48.57	$50.85	$49.79

Average postpay subscribers	305,556	292,775	303,986	298,992

Postpay ARPU	$57.79	$54.94	$56.99	$56.39

Average prepay subscribers	125,595	120,076	133,750	123,264

Prepay ARPU	$36.53	$33.01	$36.88	$33.76

PCS gross subscriber revenue	$66,740	$60,151	$267,092	$252,268
Less: PCS voice and other feature revenue	(49,201)	(38,651)	(203,657)	(171,882)

PCS data revenue	$17,539	$21,500	$63,435	$80,386

Average subscribers	431,151	412,851	437,735	422,256

Total Data ARPU	$13.56	$17.36	$12.08	$15.86

PCS gross postpay subscriber revenue	$52,978	$48,259	$207,898	$202,335
Less: Wireless postpay voice and other feature revenue	(39,590)	(33,224)	(158,890)	(144,114)

PCS postpay data revenue	$13,388	$15,035	$49,008	$58,221

PCS gross prepay subscriber revenue	$13,762	$11,892	$59,194	$49,933
Less: Wireless prepay voice and other feature revenue	(9,611)	(5,427)	(44,768)	(27,768)

PCS prepay data revenue	$4,151	$6,465	$14,426	$22,165

Average postpay subscribers	305,556	292,775	303,986	298,992

Postpay data ARPU	$14.61	$17.12	$13.43	$16.23

Average prepay subscribers	125,595	120,076	133,750	123,264

Prepay data ARPU	$11.02	$17.95	$8.99	$14.99

[1]

Average monthly revenues per subscriber/unit with service, or ARPU, is an industry metric that measures service revenues per period divided by the weighted average number of subscribers with service during that period. ARPU as defined may not be similar to ARPU measures of other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of operations. The Company closely monitors the effects of new rate plans and service offerings on ARPU in order to determine their effectiveness. ARPU provides management useful information concerning the appeal of NTELOS rate plans and service offerings and the Company’s performance in attracting and retaining high value customers.